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                                                                     EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            ATRIX ACQUISITION CORP.,

                                STEVEN D. RIEDEL

                                      AND

                           ATRIX INTERNATIONAL, INC.


                         DATED AS OF DECEMBER 18, 1998


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

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of December 18, 1998 (the "Agreement"), by and among, Atrix Acquisition Corp., a Minnesota corporation ("Newco"), Steven D. Riedel, an individual ("Riedel"), and Atrix International, Inc., a Minnesota corporation (the "Company") .

                                   RECITALS:

     WHEREAS, Riedel, the President, Chief Executive Officer and a Director of the Company, has caused Newco to be incorporated for the purpose of completing the transactions contemplated by this Agreement.

     WHEREAS, all of the equity interest of Newco is, or prior to the closing of the transactions contemplated by this Agreement will be, held by Riedel and Clifford B. Meacham (collectively, the "Newco Investors").

     WHEREAS, the Boards of Directors of Newco and the Company have each determined that it is in the best interests of their shareholders for Newco to acquire the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance of such acquisition, the Board of Directors of Newco and the Company have each approved the transactions contemplated hereby, including, without limitation, the merger of the Company with and into Newco in accordance with the Minnesota Business Corporation Act (the "MBCA") upon the terms and subject to the conditions set forth herein (the "Merger").

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Newco and the Company hereby agree as follows:

                                    ARTICLE
                                       1.
                                   THE MERGER

     1.1. The Merger. Upon the terms and subject to the satisfaction of the conditions set forth in Article 6, and in accordance with the MBCA, at the Effective Time (as defined), the Company will be merged with and into Newco. As a result of the Merger, the separate corporate existence of the Company will cease and Newco will continue as the surviving corporation of the Merger (the "Surviving Corporation").

     1.2. Effective Time; Closing. Within three business days after satisfaction of the conditions set forth in Article 6 (other than the condition that the Articles of Merger (as defined) be filed and effective), or at an earlier or later date as may be mutually agreed upon by the parties, Newco and the Company will duly execute and file articles of merger (the "Articles of Merger") with the Minnesota Secretary of State in accordance with the MBCA. The Merger will become effective at such time as the Articles of Merger are filed with the Minnesota Secretary of State or at such later time as is specified in the Articles of Merger (the "Effective Time"). A closing (the "Closing") will be held at the offices of Oppenheimer Wolff & Donnelly LLP, Plaza VII, 45 South Seventh Street, Minneapolis, Minnesota, or
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such other place as the parties agree, for the purpose of confirming the satisfaction of the conditions set forth in Article 6 (the date of such Closing being the "Closing Date").

     1.3. Effects of the Merger. At the Effective Time, the effect of the Merger will be as provided herein and in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company will vest in Newco, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company will become the debts, liabilities, obligations, restrictions, disabilities and duties of Newco.

     1.4. Articles of Incorporation and By-Laws. The Articles of Incorporation and the By-Laws of Newco in effect at the Effective Time will be the Articles of Incorporation and By-Laws of the Surviving Corporation, until amended in accordance with applicable law; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation will be amended as of the Effective Time to read "The name of this corporation is Atrix International, Inc."

     1.5. Directors and Officers. The directors of Newco immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Newco immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     1.6. Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Newco, the Company or the holders of any shares of common stock, $.04 par value, of the Company ("Company Common Stock ") (shares of Company Common Stock being collectively referred to as "Shares," or, individually, as a "Share"), each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined)) will be canceled and converted automatically into the right to receive an amount equal to the Merger Consideration (as defined), payable, without interest, to the holder of such Share upon surrender of the certificate that formerly evidenced such Share, in the manner provided in Section 1.7. The "Merger Consideration" will consist of cash in the amount of $2.00. The Merger Consideration will in all events be equal to $2,826,898; provided, however, that any Shares issued and outstanding immediately prior to the Effective Time which are then owned beneficially or of record by Newco will, by virtue of the Merger, be canceled and retired without payment of any consideration therefor.

     1.7. Payment for Shares. Prior to the Effective Time, Newco will deposit, in trust with Norwest Bank Minnesota (the "Paying Agent") and for the benefit of the holders of Company Common Stock, immediately available funds in an amount sufficient to make the payments contemplated by Sections 1.6 and 1.8 on a timely basis. Such funds may, as directed by Newco (so long as such directions do not impair the rights of holders of Company Common Stock to receive the Merger Consideration promptly upon surrender of their Shares in accordance with this Agreement), be invested by the Paying Agent in short-term obligations of, or guaranteed by, the United States of America (collectively the "Permitted Investments") or in money market funds that are invested solely in Permitted Investments. Any net profit resulting from, or income interest provided by, Permitted Investments, will be payable to Newco, which will also replace any monies lost through any investment made at its direction pursuant to this
Section 1.7. Any portion of the Merger Consideration remaining with the Paying Agent six months after the Effective Time will be released and repaid by the Paying Agent to Newco, or its nominee, upon demand, after which time persons entitled to Merger Consideration may look, subject to applicable escheat and other similar laws, only to Newco therefor, without interest.

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     1.8. Company Option Plans and Warrants. No consideration will be paid with respect to any outstanding option or warrant for the purchase of Shares (each, an "Option," collectively, the "Options") that has an exercise price of $2.00 per share or more. The parties acknowledge and agree that the Company has no outstanding Options that have an exercise price less than $2.00 per share.

     1.9. Capitalization Changes. If between the date of this Agreement and the Effective Time the issued and outstanding Shares have been changed into a different number of Shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or stock dividend, the Merger Consideration will be appropriately adjusted.

                                    ARTICLE
                                       2.
                     DISSENTING SHARES; PAYMENT FOR SHARES

     2.1. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by any holder of Company Common Stock who has not voted in favor of the Merger and has properly exercised and perfected appraisal rights in accordance with Sections 302A.471 and 302A.473 of the MBCA (the "Dissenting Shares") will not be converted into the right to receive Merger Consideration, but will become the right to receive such consideration as may be determined to be due such Dissenting Shares pursuant to the MBCA; provided, however, that any holder of Dissenting Shares who has failed to perfect or who has effectively withdrawn or lost his or her rights of appraisal of such Dissenting Shares under the MBCA will forfeit the right to appraisal of such Dissenting Shares, such Dissenting Shares will no longer be Dissenting Shares and such Dissenting Shares will thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the respective amounts and rights set forth in Section 1.6, without interest. The Company will give Newco prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and, prior to the Effective Time, the Company will not, except with the prior written consent of Newco, make any payment with respect to, or settle or offer to settle, any such demands. Notwithstanding anything to the contrary contained in this Section 2.1, if (a) the Merger is rescinded or abandoned or (b) if the shareholders of the Company revoke the authority to effect the Merger, then the right of any shareholder to be paid the fair value of such a shareholder's Shares will cease. The Surviving Corporation will comply with all of the obligations of the MBCA with respect to dissenting shareholders.

     2.2. Payment for Shares.

     (a) Promptly after the Effective Time, Newco will cause the Paying Agent to mail and/or make available to each holder of record (other than Newco) of a certificate or certificates, which immediately prior to the Effective Time represented issued and outstanding Shares (the "Certificates"), a notice and letter of transmittal and instructions for its use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with the letter of transmittal, duly executed and completed in accordance with the instructions therein, the holder of such Certificate will be entitled to receive the Merger Consideration, and the Certificate so surrendered will be canceled. No interest will be paid or accrued in respect of the Merger Consideration. In the event of a transfer of ownership of the Company Common Stock which is not registered in the transfer records of the Company, it will be a condition to the payment of the Merger Consideration that the Certificate so surrendered be properly endorsed or be otherwise in proper form for

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transfer and that such transferee will (i) pay to the Paying Agent any transfer or other taxes required or (ii) establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

     (b) The Merger Consideration paid upon the surrender for exchange of Shares in accordance with the above terms and conditions will be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

     (c) After the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such Shares are presented to Newco, they will be canceled and exchanged as provided above.

     (d) In the event any Certificate has been lost, stolen or destroyed, the Paying Agent will disburse in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; provided, however, that Newco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond, in such sum as it may direct, as indemnity (or as to any such owner who is a holder of record as of the date of this Agreement, an agreement to indemnify without any bond) against any claim that may be made against Newco, the Company, the Paying Agent or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.

                                     ARTICLE
                                       3.
                         REPRESENTATIONS AND WARRANTIES
                                    OF NEWCO

     Newco represents and warrants to the Company as follows:

     3.1. Organization and Qualification. Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as it is now being conducted and to own, lease and operate its property and assets. Newco is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not result in a material adverse effect on Newco. The copies of the Articles of Incorporation and By-Laws of Newco previously delivered to the Company are true, complete and correct as of the date hereof.

     3.2. Authority Relative to this Agreement. Newco has all requisite corporate power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Newco of this Agreement and the consummation by Newco of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and shareholders of Newco, and no other corporate proceedings on the part of Newco are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Newco and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of Newco, enforceable against Newco in accordance with its terms.

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     3.3. Proxy Statement. None of the information supplied or to be supplied by
Newco and its Affiliates (as defined) specifically for inclusion in the Proxy Statement (as defined) will, at the time the Proxy Statement is mailed, at the time of the meeting of the shareholders to consider approval of the Merger and this Agreement (the "Meeting") or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any letter to shareholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, distributed to shareholders in connection with the Merger, or any schedule required under applicable law to be filed with the Securities and Exchange Commission (the "SEC") in connection therewith are collectively referred to herein as the "Proxy Statement." If, at any time prior to the Effective Time, any event relating to Newco or any of its Affiliates (as defined in Rule 405, as promulgated under the Securities Act of 1933, as amended), officers or directors is discovered by Newco that should be set forth in a supplement to the Proxy Statement, Newco will promptly inform the Company.

     3.4. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Newco, nor the performance by Newco of its obligations hereunder, nor the consummation of the transactions contemplated hereby will: (a) conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of Newco; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any public governmental body or regulatory authority, except (i) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of the Articles of Merger pursuant to the MBCA, or (iii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay consummation of the Merger and would not otherwise prevent Newco from performing its obligations under this Agreement; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Newco is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not result in a material adverse effect on Newco; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Newco or any of its assets, except for violations which would not result in a material adverse effect on Newco.

     3.5. Financing; Equity Investment. Newco has entered into a commitment letter, dated December 9, 1998 (the "Commitment Letter"), with Bremer Business Financial Corporation ("Bremer") for the borrowing of funds necessary to consummate the Merger and the transactions contemplated hereby and to pay the related fees and expenses and will make such funds available to the Paying Agent on or before the Effective Time. The funds underlying the Commitment Letter, along with the equity investments of $250,000, will be sufficient to enable Newco to make the payments contemplated by Sections 1.6, and Newco has no reason to believe that the terms and conditions set forth in the Commitment Letter will not be met by it within the time frame contemplated thereby. Newco will not amend the Commitment Letter (except for amendments that solely extend such commitment) without the prior written consent of the Company. Prior to the Effective Time, the Newco Investors will have made an equity investment in Newco in an aggregate amount of not less than $250,000. Newco has delivered to the Company true and complete copies of the Commitment Letter and letters from each Newco Investor evidencing their commitment to provide equity investments in the aggregate minimum amount of $250,000.

     3.6. Brokerage Fees. Except for Northwest Capital Corporation ("Northwest"), no broker or finder has acted for Newco or any of the Newco Investors in connection with this Agreement and the transactions contemplated hereby, and no other natural person, firm, limited liability company, partnership, corporation, company, association, trust or governmental body (collectively "Person") is entitled to any payment, fee or commission from the Company as a result of any of Newco's or the Newco Investors' actions in respect to this Agreement or the transactions contemplated hereby. Newco is solely responsible for any payment, fee or commission that may be due Northwest in connection with the transactions contemplated hereby.

                                     ARTICLE
                                       4.
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     The Company hereby represents and warrants to Newco as follows:

     4.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as it is now being conducted and to own, lease and operate its property and assets. The Company is duly qualified as a foreign corporation to do business, and, is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not result in a material adverse effect on the Company. The copies of the Company's Articles of Incorporation and By-Laws previously delivered to Newco are true, complete and correct as of the date hereof.

     4.2. Capitalization. The authorized capital stock of the Company consists of 12,500,000 Shares, and 3,000,000 preferred shares, par value $.01 per share (the "Preferred Stock"). As of the date hereof: (a) 1,413,449 Shares were issued and outstanding; (b) no shares of Preferred Stock were issued or outstanding; and (c) Options to purchase an aggregate of 188,639 Shares were outstanding, none of which have an exercise price less than $2.00 per share. All of the issued and outstanding Shares have been, and all Shares which are to be issued pursuant to the exercise of the Options will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid and nonassessable with no liability attaching to the ownership thereof and not subject to preemptive or similar rights created by statute, the Articles of Incorporation or By-Laws of the Company or any agreement to which the Company is a party or is bound. Except as set forth in this Section 4.2 and except for Shares that may be issued upon exercise of the Options, there are not now, and at the Effective Time there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating the Company to issue any additional Shares or any other shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any Shares or any other shares of capital stock of the Company. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. There are no contracts, commitments, understandings or arrangements by which the Company is obligated to repurchase, redeem or otherwise acquire any Shares. The Company has no subsidiaries.

     4.3. Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby (subject to the approval of the Merger and this Agreement by the holders of a majority of the outstanding Shares). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement by shareholders holding a majority of the votes represented by the Shares). This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of Newco, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     4.4. Proxy Statement. None of the information supplied or to be supplied by the Company and its Affiliates specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed, at the time of the Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event relating to the Company or its Affiliates, officers or directors is discovered by the Company that should be set forth in a supplement to the Proxy Statement, the Company will promptly inform Newco and cause such supplement to the Proxy Statement to be prepared, filed and delivered as required under the Exchange Act and the MBCA.

     4.5. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company, nor the performance by the Company of the obligations hereunder, nor the consummation of the transactions contemplated hereby will: (a) conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of the Company; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any public governmental body or regulatory authority, except (i) pursuant to the Exchange Act, (ii) the filing of the Articles of Merger pursuant to the MBCA, (iii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay consummation of the Merger and would not otherwise prevent the Company from performing its obligations under this Agreement; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any document filed as a material agreement exhibit to the Company's annual report on Form 10-KSB for the year ended June 30, 1998, except (x) for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not result in a material adverse effect on the Company; and (y) as set forth in the last sentence of this Section 4.5 and except as set forth in a letter to be delivered by the Company to Newco no later than January 15, 1999 or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its assets, except for violations which would not in the aggregate result in a material adverse effect on the Company. The consummation of the Merger (i) would violate the loan agreement between the Company and Riverside Bank, (ii) could give rise to certain change in control benefits under separate letter agreements between the Company and Riedel and the Company and Dean Gerber, (iii) would result in acceleration of all outstanding options under the Company's 1994 Stock Option Plan and (iv) may result in a default under the lease for the Company's facility in Burnsville, Minnesota.

     4.6. Brokerage Fees. No broker or finder has acted for the Company in connection with this Agreement and the transactions contemplated hereby, and no broker or finder is entitled to any payment, fee or commission from the Company as a result of any of the Company's actions in respect to this Agreement or the transactions contemplated hereby.

     4.7. No Further Obligations. Since June 30, 1998, the Board of Directors of the Company has not obligated the Company to any liabilities or commitments, which are not reflected in the financial statements included in the Company's audited financial statements for the fiscal year ended June 30, 1998 or the Company's quarterly report on Form 10-QSB for the quarter ended September 30, 1998, except for engaging Miller Johnson & Kuehn, Incorporated and Oppenheimer Wolff & Donnelly LLP in connection with the transactions contemplated hereby.

     4.8. No Implied Representation. Notwithstanding anything contained in this
Article 4 or any other provision of this Agreement, (a) Newco and the Company acknowledge and agree that neither the Company nor any of its Affiliates, agents, employees or representatives is making any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the properties or assets of the business operated by the Company, and (b) it is understood that except for the representations and warranties contained herein, Newco takes such business and assets, by virtue of the Merger, "AS IS" and "WHERE IS" with all faults and without any implied warranties.

                                    ARTICLE
                                       5.
                                   COVENANTS

     5.1. Conduct of Business of the Company. Except as otherwise expressly provided in this Agreement (including, but not limited to, Section 4.7 and 8.10), the Company and Riedel will cause the Company to:

     (a) operate the business of the Company in the ordinary course consistent with past practices;

     (b) not issue, sell or pledge, or authorize or propose the issuance, sale or pledge of: (i) additional shares of capital stock of any class (including the Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of the Company for Shares, other than Shares issuable pursuant to the terms of outstanding Options hereof; or (ii) any other securities in respect of, in lieu of or in substitution for the Shares outstanding on the date hereof;

     (c) not purchase or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities (including the Shares);

     (d) not split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or distribution on any shares of capital stock of the Company;

     (e) not propose or adopt any amendments to the Articles of Incorporation or By-Laws of the Company;

     (f) not make any acquisition of a material amount of assets (by merger, consolidation or acquisition of stock or assets) or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or enter into a material contract or release or relinquish any material contract rights not in the ordinary course of business (except as permitted pursuant to Section 5.2);

     (g) not incur any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary and usual course of business and either consistent with past practice or in the reasonable business judgment of the officers of the Company (including borrowing in the ordinary course pursuant to existing loan agreements or debt instruments) or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual or entity in any case in an amount material to the Company, taken as a whole;

     (h) not make any change in accounting methods, principles or practices;

     (i) not other than as contemplated or permitted by this Agreement: (i) enter into any new employment agreements with any officers, directors or key employees or grant any material increases in the compensation or benefits to officers, directors and key employees other than increases in the ordinary course of business and consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or key employee in amounts material to the Company; (iii) commit itself (other than pursuant to any collective bargaining agreement) to any additional pension, profit-sharing bonus, extra compensation, incentive, defined compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or key employee, whether past or present, in amounts material to the Company; or (iv) except as required by applicable law, amend in any material respect any such plan, agreement or arrangement; or

     (j) agree in writing to or otherwise to take any actions in violation of this Section 5.1 or any action which would make any representation or warranty in this Agreement untrue or incorrect.

     5.2. No Solicitation. Unless this Agreement is terminated in accordance with Article 7, neither the Company nor any of its officers, directors, employees, financial advisors, counsel, representatives, agents and affiliates will, directly or indirectly, encourage, solicit, initiate, or, subject to the fiduciary duties of the Company's Board of Directors, officers or shareholders as advised by outside counsel to the Company, enter into any agreement with respect to, or participate in any way in discussions or negotiations with any Third Party (as defined) concerning any tender offer (including a self-tender offer), exchange offer, merger, sale of substantial assets, sale of securities or similar transactions involving the Company (each, an "Acquisition Proposal"), except that nothing contained in this Section 5.2 or in any other provision of this Agreement will prohibit the Company or its Board of Directors from: (a) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; (b) making such disclosure to the Company's shareholders as, in the judgment of its Board of Directors with the advice of outside counsel, is required under applicable law; or (c) considering and negotiating an unsolicited Acquisition Proposal if the Board of Directors determines in good faith, after consultation with its outside counsel, that such consideration and negotiation would be necessary to fulfill the fiduciary duties of the Board of Directors. For purposes of this Agreement, "Third Party" will mean any corporation, partnership, person, or other entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Newco, its affiliates and its directors, officers, employees, representatives and agents. As long as this Agreement remains in effect, the Company may furnish confidential information regarding the Company to any Third Party if, and only if, the Company's Board of Directors determines in good faith, with the advice of outside counsel, that its fiduciary duties require disclosure of the information. Subject to the provisions of Section 7.1, the Company may approve, accept and recommend an Acquisition Proposal if, and only if: (x) the Company's Board of Directors determines in good faith, in the exercise of its fiduciary duties and after consultation with its outside counsel and financial advisors, that the Acquisition Proposal would result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (such Acquisition Proposal is referred to hereinafter as an "Approved Offer"); and (y) Newco does not make, within five business days of Newco's receiving notice of such third-party offer, an offer which the Board of Directors, after consultation with its financial advisers, determines is superior to such third-party offer. As used in this Section 5.2, "third-party offer" will mean any bona fide Third Party offer, other than an offer by Newco or its Affiliates, for a merger or other business combination involving the Company resulting in the acquisition of more than 50% of the outstanding Shares or to acquire in any manner more than 50% of the outstanding Shares or all or substantially all of the assets of the Company. The Company will promptly notify Newco of the receipt and the terms of any offer which it may receive in respect of an Acquisition Proposal, including the identity of the offeror.

     5.3. Access to Information. Between the date of this Agreement and the Effective Time, the Company will, upon reasonable notice: (a) give Newco and its authorized representatives access during regular business hours to all of the Company's offices, warehouses and other facilities and to all of its books and records; (b) permit Newco to make such inspections as it may require during regular business hours; and (c) cause its officers to furnish Newco with such financial and operating data and other information with respect to the business and properties of the Company as Newco may from time to time reasonably request.

     5.4. Reasonable Efforts. Subject to the terms and conditions herein, and to the fiduciary duties of the Company's Board of Directors under applicable laws, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. At any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement will take all such necessary action. Such efforts will include, without limitation: (a) obtaining all necessary consents, approvals or waivers from third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement; and (b) opposing vigorously any litigation or administrative proceeding relating to this Agreement or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court or agency order.

     5.5. Indemnification and Insurance. Newco agrees that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors and officers of the Company provided for in the Company's Articles of Incorporation (or similar organizational document) or its By-Laws, as in effect as of the date hereof, with respect to matters occurring prior to the Effective Time will continue without amendment in full force and effect for a period of not less than six years from the Closing; provided, however, that all rights to indemnification in respect of any claims (a "Claim") asserted or made within such period will continue until the disposition of such Claim. At or prior to the Effective Time, Newco also will continue the Company's existing directors' and officers' liability insurance coverage for the Company's directors in a form reasonably acceptable to the Company (including the same policy limits and retention amounts that are contained in the existing policy) and which will provide such directors with coverage for one (1) year following the Effective Time. Notwithstanding anything to the contrary in this Section 5.5, nothing contained in this Section 5.5 will at any time be construed to limit or otherwise impair or will at any time limit or otherwise impair the rights of any officer or director to indemnification for acts occurring prior to the Effective Time by the Company, any subsidiary or the Surviving Corporation under the MBCA, it being understood that the provisions of this Section 5.5 constitute a contractual obligation.

     5.6. Financing; Equity Investment. Newco will use best efforts to obtain the financing contemplated by the Commitment Letter and will obtain the equity investments described in Section 3.5, in an aggregate amount sufficient to consummate the Merger and the transactions contemplated hereby and to pay its related fees and expenses, and will make such funds available to the Paying Agent on or before the Effective Time. The parties acknowledge that the Commitment Letter requires the Company to achieve minimum average monthly revenues of $382,000, have cash at Closing of at least $745,000 and a borrowing base at Closing sufficient to support an advance under the line of credit of at least $800,000, which if not met would permit Bremer not to provide financing under the Commitment Letter. If the financing under the Commitment Letter is not made available by Bremer because the Company fails to meet the requirements, Newco will not be deemed to have failed to use its best efforts to obtain such financing; provided that Riedel has complied with Section 5.1.

     5.7. Meeting of the Company's Shareholders. The Company will promptly take all action necessary in accordance with the MBCA and its Articles of Incorporation and By-Laws to convene the Meeting to consider and vote on a proposal to permit Riedel to vote certain shares for which he has a proxy in accordance with Section 708A.671 of the MBCA (the "302A.671 Vote") and to consider and vote on the Merger and this Agreement. At the Meeting, all of the Shares then owned by Newco and Riedel, or any Shares over which Newco or Riedel have voting power, if any, will be voted to approve the Merger and this Agreement. Subject to applicable fiduciary obligations to shareholders of the Company as advised by counsel, the Board of Directors of the Company will recommend that the Company's shareholders vote to approve (i) the 302A.671 Vote and (ii) the Merger and this Agreement if either such vote is sought (which recommendation will be included in the Proxy Statement), will use all reasonable efforts to solicit from shareholders of the Company proxies in favor of the Merger and will take all other action in its judgment necessary and appropriate to secure the vote of shareholders required by the MBCA to effect the Merger.

     5.8. Proxy Statement. The Company and Newco will prepare the Proxy Statement, file it with the SEC under the Exchange Act as promptly as practicable after the date hereof and use all reasonable efforts to have it cleared by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, but in no event more than five business days following such clearance, the Company will mail the Proxy Statement to the shareholders of the Company as of the record date for the Meeting. The Company will use all reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Newco, respond promptly to any comments of the SEC relating to the preliminary proxy statement relating to the transactions contemplated by this Agreement and to cause the definitive proxy statement relating to the transactions contemplated by this Agreement to be mailed to its shareholders, all at the earliest practical time. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement or any other filing required to be made with the SEC, each party will promptly inform the other and cooperate in filing with the SEC and/or mailing to shareholders such amendment or supplement. The Proxy Statement, and all amendments and supplements thereto, will comply with applicable law and be in form and substance satisfactory to Newco.

     5.9. Public Announcements. Newco and the Company will, to the fullest extent practicable, consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any governmental agency if required by such agency or the rules of the National Association of Securities Dealers, Inc. or the Nasdaq Small Cap Market.

     5.10. Section 302A.673. Prior to the Effective Time, a committee of disinterested directors of the Board of Directors of the Company shall approve the Merger in accordance with Section 302A.673 of the MBCA. From and after the date hereof, the Company will not, except pursuant to an Approved Offer or as otherwise provided in this Agreement, approve any acquisition of Shares by any Person which would result in such person becoming an interested shareholder (as such term is defined in Section 302A.011, Subd. 49 of the MBCA) or otherwise be subject to Section 302A.673 of the MBCA.

     5.11. Options and Warrants. Prior to the Effective Time, the Company will take all action permitted under the Company's 1994 Stock Option Plan (the "Company Option Plan") to cancel all outstanding options granted thereunder and will obtain the agreement of each of non-employee director of the Company s to cancel all Options held by them; provided that the Closing occurs. Prior to the Effective Time, Newco shall issue and mail to all holders of warrants to purchase Shares its agreement, in form and content reasonably satisfactory to the Company, to assume the Company's obligations to provide the Merger Consideration to such holders upon exercise of such warrants. The Company and Newco will take such other actions (including, without limitation, giving requisite notices to holders of Options advising such holders of the actions taken pursuant to this Section 5.11 as are necessary to fully advise holders of Options of their rights under this Agreement, the Company Option Plan and the applicable stock option agreement or warrant agreement.

                                    ARTICLE
                                       6.
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     6.1. Conditions to Obligations of each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of the following conditions:

     (a) Neither Newco nor the Company will be subject to any order, decree or injunction of a court of competent jurisdiction within the United States which
(i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of Newco effectively to exercise full rights of ownership of the assets or business of the Company.

     (b) No investigation and no suit, action or proceeding before any court or any governmental or regulatory authority will be pending or threatened by any Authority against Newco, the Company or any of their Affiliates, officers or directors seeking to restrain, prevent or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions.

     (c) The approval of the shareholders of the Company with respect to the transactions contemplated by this Agreement will have been obtained, in accordance with applicable corporate law and the Articles of Incorporation of the Company.

     (d) Articles of Merger for the Merger will have been properly filed with the Minnesota Secretary of State pursuant to the MBCA and will have become effective.

     (e) Prior to mailing the Proxy Statement, the Company will have received a written opinion of Miller, Johnson & Kuehn, Incorporated to the effect that the Merger Consideration to be delivered in connection with the Merger is fair, from a financial point of view, to the shareholders of the Company, and such opinion will not have been withdrawn prior to the Effective Time.

     (f) The Merger Consideration will have been delivered to the Paying Agent.

     6.2. Conditions to Obligations of Newco. The obligations of Newco to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of the following additional conditions:

     (a) The representations and warranties of the Company and in all certificates or other documents delivered by the Company to Newco will be true and correct in all material respects on the date of this Agreement and (except as to representations that specify a particular time, which will be true and correct as of such time) on the Closing Date as though such representations and warranties were made on or as of that date.

     (b) The Company will have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

     (c) (i) All consents required hereunder to consummate the transactions contemplated hereby and to allow Newco to transact the business of the Company following the Effective Time will have been obtained (and Newco will have received copies thereof); (ii) such consents will be in effect and no proceeding will have been initiated or threatened with respect thereto; all applicable waiting periods with respect to such consents will have expired; (iii) all conditions and requirements prescribed by applicable law or by such consents will have been satisfied; and (iv) any consents required hereunder to consummate the transactions contemplated hereby and to allow Newco to transact the business of the Company following the Effective Time do not impose regulatory conditions that cause a material adverse change in the financial condition or operations of Newco.

     (d) The form and substance of all legal matters contemplated hereby and all papers delivered hereunder will be reasonably acceptable to Lindquist & Vennum PLLP, counsel to Newco.

     (e) The Company will have furnished such certificates of its respective officers to evidence compliance with the conditions in Sections 6.1 and 6.2 to be satisfied by the Company.

     (f) Newco shall have obtained the financing referred to in the Commitment Letter.

     6.3. Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of the following additional conditions:

     (a) The representations and warranties of Newco contained herein will be true and correct in all material respects on the date of this Agreement and (except as to representations that specify a particular time) on the Closing Date as though such representations and warranties were made on or as of that date.

     (b) Newco will have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

     (c) Newco will have delivered the Merger Consideration to the Paying Agent.

     (d) The form and substance of all legal matters contemplated hereby and all papers delivered hereunder will be reasonably acceptable to Oppenheimer Wolff & Donnelly LLP, counsel to the Company.

     (e) Newco will have furnished such certificates of its officers to evidence compliance with the conditions in Sections 6.1 and 6.3 to be satisfied by Newco.

     (f) (i) All consents required hereunder to consummate the transactions contemplated hereby will have been obtained; (ii) such consents will be in effect and no proceeding will have been initiated or threatened with respect thereto; and (iii) all applicable waiting periods with respect to such consents will have expired; all conditions and requirements prescribed by law or by such consents will have been satisfied.

                                     ARTICLE
                                       7.
                         TERMINATION; AMENDMENT; WAIVER

     7.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time:

     (a) by mutual written consent duly authorized by the Boards of Directors of the Company and Newco;

     (b) by either the Company or Newco:

          (i) if the Merger has not been consummated on or before six months after the date hereof, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

          (ii) if any court of competent jurisdiction or any other governmental body has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable;

     (c) by the Company if Newco fails to perform in any material respect any of their respective obligations under this Agreement and such failure to perform has not been cured within five business days after notice thereof is given to Newco by the Company (except that no cure period will be provided for any failure which, by its nature, cannot be cured);

     (d) by Newco if the Company fails to perform in any material respect any of its obligations under this Agreement and such failure to perform has not been cured within five business days after notice thereof is given to the Company by Newco (except that no cure period will be provided for any failure which, by its nature, cannot be cured); or

     (e) by the Company if the Board of Directors of the Company has approved, accepted or recommended an Approved Offer in accordance with Section 5.2.

     7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of Section 7.3, and will become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing in this Section 7.2 will relieve any party to this Agreement of liability for willful breach of this Agreement.

     7.3. Termination Fee; Reimbursement of Newco's Expenses.

     (a) If Newco is not in material breach of any of its representations, warranties, covenants or other obligations (including, without limitation, its obligation to use best efforts to obtain financing pursuant to the Commitment Letter) under this Agreement and this Agreement is terminated pursuant to
Section 7.1 (a), (b) or (d), then the Company will reimburse Newco for all reasonable and documented out-of-pocket expenses and fees, including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents, for arranging or providing the financing, and all fees of counsel to Newco incurred by Newco in good faith in connection with the negotiation, preparation, execution and performance of this Agreement and the financing (all of the foregoing being referred to collectively as the "Expenses"), subject to a maximum reimbursement of $75,000.

     (b) If Newco is not in material breach of any of its representations, warranties, covenants or other obligations (including, without limitation, its obligation to use best efforts to obtain financing pursuant to the Commitment Letter) under this Agreement and this Agreement is terminated by the Company pursuant to Section 7.1(e) then the Company will pay Newco, upon the closing of an Approved Offer, a "topping fee" of $150,000, which amount will be payable in same day funds.

     (c) If this Agreement is terminated pursuant to Section 7.1(a) or (b), any severance benefits that the Company would otherwise be obligated to pay Riedel upon termination of his employment with the Company pursuant to any agreement, understanding, resolution of the Board or any committee of the Board or otherwise, will be reduced by the amount of Expenses that the Company reimburses Newco under this Agreement; provided, however, that the foregoing offset shall not apply to any severance benefit that may become payable pursuant to the letter agreement, dated April 20, 1998, between the Company and Riedel providing for salary continuation in certain events following a change in control of the Company.

     (d) If this Agreement is terminated by either party for any other reason, the Company will have no obligation to make any payments to Newco or reimburse Newco for any Expenses.

     7.4. Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of the Company and Newco at any time before or after approval of this Agreement by the shareholders of the Company but, after any such shareholder approval, no amendment will be made which decreases or changes the form of the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of all such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     7.5. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company or Newco, may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party; or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

                                     ARTICLE
                                       8.
                                  MISCELLANEOUS

     8.1. Non-Survival of Representations and Warranties. Except for Section 5.5 and the obligations contained in Article 2 hereof, none of the representations and warranties made in this Agreement will survive after the Effective Time. This Section 8.1 will not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     8.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and
(b) will not be assigned by operation of law or otherwise.

     8.3. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Minnesota (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

     8.4. Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

     8.5. Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be deemed to have been duly given when delivered in person, by cable, telegram, facsimile transmission with confirmation of receipt, or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

               if to Newco:

               Atrix Acquisition Corp.
               14301 Ewing Avenue South
               Burnsville, MN  55306
               Attention:  Steven D. Riedel
               Fax:  (612) 894-6154
               with a copy to:

               Lindquist & Vennum PLLP
               4200 IDS Center
               80 South Eighth Street
               Minneapolis, MN  55402
               Attention:  Robert Tunheim, Esq.
               Fax:  (612) 371-3207

               if to the Company:

               Atrix International, Inc.
               c/o William E. Bennett
               4170 Myrle
               White Bear Lake, MN  55110
               Fax:  (651) 426-7913

               with a copy to:

               Oppenheimer Wolff & Donnelly LLP
               Plaza VII, Suite 3400
               45 South Seventh Street
               Minneapolis, Minnesota 55402
               Attention:  Thomas A. Letscher, Esq.
               Fax:  (612) 607-7100

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address will be effective only upon receipt thereof).

     8.6. Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Minnesota regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     8.7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     8.8. Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.5 (which is intended to be for the benefit of the persons entitled to therein, and may be enforced by such persons).

     8.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.

     8.10. Expenses. Subject to Section 7.3, all costs and expenses incurred in connection with the transactions contemplated by this Agreement will be paid by the party incurring such expenses. Newco acknowledges and agrees that the Company has disclosed it is indebted for fees and expenses (including fees and expenses of its counsel and financial advisors) incurred by it in connection with the transactions contemplated by this Agreement. It is understood that certain of such fees and expenses may be paid by the Company prior to or after the execution of this Agreement, and Newco agrees to refrain from taking any action which would interfere with the payment of the foregoing fees and expenses by the Company.

     8.11. Submission to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, hereby irrevocably and unconditionally consent to submit to the jurisdiction of the federal or state courts located in the State of Minnesota for any actions, suits or proceedings arising out of or relating to this Agreement (and none of such persons will commence any action, suit or proceeding relating thereto except in such courts). Such person hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the federal or state courts located in the State of Minnesota.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.


                                    ATRIX ACQUISITION CORP.


                                    By:/s/ Steven D. Riedel
                                       -------------------------------------
                                      Steven D. Riedel, President


                                    STEVEN D. RIEDEL


                                    /s/ Steven D. Riedel
                                    ----------------------------------------
                                    Steven D. Riedel



                                    ATRIX INTERNATIONAL, INC.


                                    By:/s/ Les Eck
                                       -------------------------------------
                                       Les Eck, Director